Exhibit 99.1

NorthWestern Corporation
d/b/a NorthWestern Energy
125 S. Dakota Ave.
Sioux Falls, SD 57104
www.northwesternenergy.com

News Release	NASDAQ: NWEC

FOR IMMEDIATE RELEASE

Media Relations Contact:	Investor Relations Contact:
Claudia Rapkoch	Dan Rausch
(406) 497-2841	(605) 978-2902
claudia.rapkoch@northwestern.com	daniel.rausch@northwestern.com

NORTHWESTERN CORPORATION SENDS LETTER

RESPONDING TO BLACK HILLS CORPORATION

SIOUX FALLS, S.D. – Dec. 12, 2005 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today announced that it sent a letter to David Emery, Chairman, President and Chief Executive Officer of Black Hills Corporation (NYSE:BKH) responding to the letter received on December 9, 2005.  The complete text of the letter is set forth below:

[NorthWestern Corporation Letterhead]

December 12, 2005

Black Hills Corporation

625 Ninth Street

P.O. Box 1400

Rapid City, SD 57709-1400

Attention:  David R. Emery, PE, Chairman, President and CEO

Dear David:

Thank you for your letter of December 8, 2005, wherein you reiterate the desire of Black Hills to combine our two organizations as contemplated by your proposal described in your letter dated November 21, 2005 to our board of directors.

As we have stated many times now, most recently in our press release of December 6, 2005, our board has initiated an orderly review and evaluation of all potential strategic alternatives that it believes will maximize value for all shareholders.  To that end, the board has directed management and its financial advisor to immediately commence an evaluation of all strategic alternatives.  Among the alternatives the board is committed to review is the proposal from Black Hills.  However, in order to protect the integrity of the process and the interests of all of our shareholders, we have requested that Black Hills agree to a confidentiality agreement that includes reasonable and customary standstill provisions.  The board has not rejected your proposal, and is willing to explore it with you subject to these reasonable terms. It simply requires that you respect the manner in which it intends to evaluate all strategic alternatives.

Our board of directors has demonstrated a good faith effort to cooperate with Black Hills regarding a confidentiality agreement that would enable both parties to move forward with

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formal discussions.  Within 48 hours of receiving your November 21, 2005 letter, we sent you a confidentiality agreement for your consideration.  Rather than engaging in good faith discussions with us, Black Hills elected to publicize its position directly to the press and certain of our shareholders.

We would like to make one thing very clear to Black Hills and any other potential transaction partner:  The board of directors of NorthWestern does not intend to negotiate with any party through the press or through certain of its shareholders.  If Black Hills is serious about a potential transaction with NorthWestern then Black Hills should negotiate in good faith directly with our management and board.  Black Hills should understand that the continued practice of communicating with certain of our shareholders and through the press, and your refusal to agree to customary and reasonable standstill provisions may place Black Hills in a disadvantageous position with respect to other parties who have or may in the future express an interest in initiating discussions with us and respecting our process of reviewing all strategic alternatives.

We are surprised and disappointed at Black Hills’ resistance to a confidentiality agreement containing a customary and reasonable standstill provision.  Standstills are a usual part of confidentiality agreements.  Standstill provisions provide certainty and stability by preventing a potential transaction partner who has been exposed to confidential information from exploiting its favorable position and engaging in coercive, unfair or abusive takeover tactics that do not offer fair value to all stockholders and that could impinge on our board’s review of strategic alternatives.

In your December 8, 2005 letter, you state that the standstill restrictions are “onerous” and would survive for a full year without any exception for allowing Black Hills to pursue necessary steps to consummate a transaction.  Your description is both incorrect and unfortunately misleading.  As you are well aware, our proposed standstill restrictions terminate immediately and automatically upon certain events, including if we support or fail to reject another competitive offer or we fail to recommend to our stockholders that they reject another competitive offer.

In your December 8 letter you also state as one of your reasons for why standstill restrictions are inappropriate was the positive public response by our shareholders to your proposal.  This too is inaccurate and misleading. While it is true that certain of our shareholders with a short-term investment horizon have urged us to sell the company, they do not represent the interests or views of all shareholders.  However, consistent with its fiduciary duties, our board of directors must consider the interests of and maximize value for all shareholders—not just certain shareholders with a limited time horizon and perspective—and it has every intention of doing so.

Black Hills must now make a fundamental decision whether to negotiate in good faith with our management and board of directors, or to continue to act in concert with certain of our shareholders in an effort to coerce our management and board to abandon or abbreviate its deliberative exploration of strategic alternatives.   We are open to further dialogue with Black Hills regarding a confidentiality agreement that would enable both of our organizations to move forward with formal discussions and due diligence. We also are open to exploring with you a possible combination of our companies.  But we are unwilling to short-circuit our process, or agree to permit NorthWestern to be subjected to coercive tactics.

We look forward to your reply on this letter and the confidentiality agreement.

Very truly yours,

/s/ Michael J. Hanson

Michael J. Hanson
President and Chief Executive Officer

cc:           Board of Directors
Thomas J. Knapp, Esq.
Gordon Bava, Esq.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.   More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•       our ability to maintain normal terms with vendors and service providers;

•       our ability to fund and execute our business plan;

•       our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation arising from our bankruptcy proceeding, litigation related to our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company, and the formal investigation being conducted by the Securities and Exchange Commission (SEC);

•       unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•       unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•       adverse changes in general economic and competitive conditions in our service territories; and

•       potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

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